Exhibit 10.17.1
T. ROWE PRICE GROUP, INC.
2004 STOCK INCENTIVE PLAN
HM REVENUE AND CUSTOMS APPROVED RULES FOR UK EMPLOYEES
(“THE SUB-PLAN”)
Adopted by the Company on:
Approved by the HM Revenue and Customs on:
HM Revenue and Customs reference no:
PricewaterhouseCoopers
Plumtree Court
London
EC4A 4HT

SCHEDULE
T. ROWE PRICE GROUP, INC. 2004 STOCK INCENTIVE PLAN
HM REVENUE AND CUSTOMS APPROVED RULES FOR UK EMPLOYEES
(“THE SUB-PLAN”)

1.	General
This schedule to T. Rowe Price Group, Inc. 2004 Stock Incentive Plan (“the Plan”) and appended Statement of Additional Terms and Conditions regarding the Annual Option Grants (“the Terms”) sets out the HM Revenue and Customs Approved Rules for UK Employees (together referred to as “the Sub-Plan”).

2.	Establishment of Sub-Plan
T. Rowe Price Group, Inc. (“the Company”) has established the Sub-Plan under Section 3 of the Plan1 which authorises the Administrator to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan.

3.	Purpose of Sub-Plan
The purpose of the Sub-Plan is to enable the grant to, and subsequent exercise by, employees and directors in the United Kingdom, on a tax favoured basis, of options to acquire shares in the Company under the Plan.

4.	HM Revenue and Customs approval of Sub-Plan
The Sub-Plan is intended to be approved by HM Revenue and Customs under Schedule 4 to ITPEA 2003.

5.	Rules of Sub-Plan
The rules of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this schedule, form the rules of the Sub-Plan. In the event of any conflict between the rules of the Plan and this schedule, the schedule shall prevail.

6.	Relationship of Sub-Plan to Plan
The Sub-Plan shall form part of the Plan and not a separate and independent plan.

7.	Interpretation
In the Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acquiring Company	a company which obtains Control of the Company in the circumstances referred to in rule 26;

Approval Date	the date on which the Sub-Plan is approved by HM Revenue and Customs under Schedule 4 to ITEPA 2003;

Associated Company	the meaning given to that expression by paragraph 35 of Schedule 4 to ITEPA 2003;[2]

Close Company	the meaning given to that expression by 414(1) of ICTA as referred by paragraph 37 of Schedule 4 to, ITEPA 2003;[3]

Consortium	the meaning given to that word by paragraph 36(2) of Schedule 4 to ITEPA 2003;[4]

Control	the meaning given to that word by section 719 of ITEPA 2003 and “Controlled” shall be construed accordingly;[5]

Date of Grant	the date on which an Option is granted to an Eligible Employee determined in accordance with Section 6(b) of the Plan;

Eligible Employee	an individual who falls within Section 5 of the Plan and who is:
(a)	an employee (other than a director) of the Company or a company participating in the Sub-Plan; or

(b)	a director of the Company or a company participating in the Sub-Plan who is contracted to work at least 25 hours per week for the Company and its subsidiaries or any of them (exclusive of meal breaks)

and who, in either case, does not have at the Date of Grant of an Option, and has not had during the preceding twelve months, a Material Interest in a Close Company which is the Company or a company which has Control of the Company or a member of a Consortium which owns the Company;

Grantee	An individual who holds an Option, or where the context permits, his legal personal representatives;

ITA 2007	The Income Tax Act 2007;

ITEPA 2003	the Income Tax (Earnings and Pensions Act 2003);

Market Value	notwithstanding Section 2(k) of the Plan
(a)	in the case of an Option granted under the Sub Plan:
(i)	if at the relevant time the Shares are listed on The NASDAQ Stock Market, the NASDAQ Official Closing Price (NOCP) for the Date of Grant of the Option, or if no reported price for that day, the preceding day for which there was a reported price (or in the event Shares are no longer listed on The NASDAQ Stock Market but instead are listed on another stock exchange registered with the Securities and Exchange Commission of the United States as a national securities exchange, the comparable last or closing selling price on that exchange);[6]

(ii)	if paragraph (i) does not apply, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HM Revenue and Customs Shares Valuation on the Date of Grant of the Option or such earlier date or dates as may be agreed with HM Revenue and Customs;
(b)	in the case of an option granted under any other share option scheme, the market value of an ordinary share in the capital of the Company determined under the rules of such scheme for the purpose of the grant of the option;

Material Interest	The meaning given to that expression by paragraphs 9 to 14 of Schedule 4 to ITEPA 2003;[7]

New Option	an option granted by way of exchange under rule 26.1;

New Shares	the shares subject to a New Option referred to in rule 26.1;

Option	a subsisting right to acquire Shares granted under the Sub-Plan;

Ordinary Share Capital	the meaning given to that expression by section 989 of ITA 2007;

Shares	ordinary shares of Common Stock of the Company, par value twenty cents ($0.20) per share.
     In this schedule, unless the context otherwise requires:

•	words and expressions not defined above have the same meanings as are given to them in the Plan;

•	the rule headings are inserted for ease of reference only and do not affect their interpretation;

•	a reference to a rule is a reference to a rule in this schedule;

•	the singular includes the plural and vice-versa and the masculine includes the feminine; and

•	a reference to a statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof.

8.	Companies participating in Sub-Plan
The companies participating in the Sub-Plan shall be the Company and any company Controlled by the Company which has been nominated by the Company to participate in the Sub-Plan.

9.	Shares used in Sub-Plan
The Shares shall form part of the Ordinary Share Capital of the Company and shall at all times comply with the requirements of paragraphs 16 to 20 of Schedule 4 to ITEPA 2003.8

10.	Grant of Options
An option granted under the Sub-Plan shall be granted under and subject to the rules of the Plan as modified by this schedule.

11.	Identification of Options
A Grant Agreement issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

12.	Contents of Grant Agreement
A Grant Agreement, being the Sub-Plan, Terms and Notice taken together, also referred to in the Sub-Plan as the “Agreement”, will be issued in respect of an Option and shall state:
•	that it is issued in respect of an Option;

•	the date of grant of the Option;

•	the number of Shares subject to the Option;

•	the exercise price under the Option;

•	any performance target or other condition imposed on the exercise of the Option;

•	the date(s) on which the Option will ordinarily become exercisable; and

•	the period during which an Option shall remain exercisable following termination of employment.

13.	Earliest date for grant of Options
An Option may not be granted earlier than the Approval Date.

14.	Persons to whom Options may be granted
Notwithstanding the provisions of Section 5 of the Plan, an Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

15.	Options non transferable
An Option shall be personal to the Eligible Employee to whom it is granted and, subject to rule 25, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Grantee purports to transfer, charge or otherwise alienate the Option.
Reference in Section 7(b) of the Plan to transfers by a Grantee otherwise than by will or the laws of descent and distribution shall be disapplied for the purposes of the Sub-Plan.

16.	Limit on number of Shares placed under Option under Sub-Plan
For the avoidance of doubt, Shares placed under Option under the Sub-Plan shall be taken into account for the purpose of Section 4 of the Plan.

17.	HM Revenue and Customs limit (£30,000)
An Option may not be granted under this Sub-Plan to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the shares subject to all outstanding options granted to him under the Sub-Plan or any other share option scheme established by the Company or an Associated Company and approved by HM Revenue and Customs under Schedule 4 to ITEPA 2003 (other than a savings related share option scheme) would exceed sterling £30,000 or such other limit as may from time to time be specified in paragraph 6 of Schedule 4 to ITEPA 20039. For this purpose, the United Kingdom sterling equivalent of the market value of a share on any day shall be determined by taking the spot sterling/US dollar exchange rate for that day as shown in the Wall Street Journal. If the grant of an Option would otherwise cause the limit in this rule 17 to be exceeded, it shall take effect as the grant of an option under the Plan.

18.	Exercise price under Options
The amount payable per Share on the exercise of an Option shall not be less than the Market Value of a Share on the Date of Grant and shall be stated on the Date of Grant.

19.	Performance target or other condition imposed on exercise of Option
Any performance target or other condition imposed on the exercise of an Option under Sections 3(b)(ii) (D) and 6(a) of the Plan, shall be:
19.1	objective;

19.2	such that, once satisfied, the exercise of the Option is not subject to the discretion of any person; and

19.3	stated on the Date of Grant.
If an event occurs as a result of which the Administrator considers that a performance target or other condition imposed on the exercise of an Option is no longer appropriate and substitutes, varies or waives under Section 3(c) of the Plan the performance target or condition, such substitution, variation or waiver shall:
19.4	be reasonable in the circumstances; and

19.5	produce a fairer measure of performance and be neither more nor less difficult to satisfy.

20.	Exercise of Options by leavers
The period during which an Option shall remain exercisable following termination of employment, shall be stated in the Grant Agreement.

21.	Latest date for exercise of Options
Notwithstanding rule 25 the period during which an Option shall remain exercisable shall be stated in the Grant Agreement and any Option not exercised by that time shall lapse immediately.

22.	Material Interest
An Option may not be exercised if the Grantee then has, or has had within the preceding twelve months, a Material Interest in a Close Company which is the Company or which is a company which has Control of the Company or which is a member of a Consortium which owns the Company.

23.	Manner of payment for Shares on exercise of Options
Paragraph 3 of the Terms provides for the method of exercising the Option and payment of the exercise price, together with any amounts due under rule 30. Notwithstanding any provisions of the Plan, the amount may not be paid by the transfer to the Company of Shares or any other shares or securities.

24.	Issue or transfer of Shares on exercise of Options
Subject to compliance by the Grantee with the rules of the Sub-Plan and to any delay necessary to complete or obtain:
24.1	the listing of the Shares on any stock exchange on which Shares are then listed; or

24.2	such registration or other qualification of the Shares under any applicable law, rule or regulation as the Company determines is necessary or desirable.
The Company shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Grantee, or procure the issue or transfer to the Grantee of, the number of Shares specified in the notice of exercise and shall deliver to the Grantee, in the case of the partial exercise of an Option, a Grant Agreement in respect of, or the original Grant Agreement endorsed to show, the unexercised part of the Option, subject only to:
24.3	the making of provision for the payment or withholding of any taxes required to be withheld in accordance with any applicable law in respect of the exercise of the Option or the receipt of the Shares.

24.4	Notwithstanding Section 6(a) of the Plan, deferral of the individual’s delivery of Shares that would otherwise be due to such individual by virtue of the exercise of the Option is disapplied for the purposes of the Sub-Plan.
Unless and until the Grantee requests the Company to deliver a share certificate to the Grantee, or deliver Shares electronically or in certificate form to the Grantee’s designated broker, bank or nominee on the Grantee’s behalf, the Company will retain the Shares that the Grantee purchased through exercise of the Option in uncertificated book entry form.

25.	Death of Grantee
If a Grantee dies, his personal representatives shall be entitled to exercise his Options for the period stated in the Grant Agreement, but in no event later than the twelve month period following his death. If not so exercised, the Options shall lapse immediately.

26.	Change in Control of Company

26.1	Exchange of Options
If a company (“Acquiring Company”) obtains Control of the Company as a result of making:
26.1.1	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

26.1.2	a general offer to acquire all the shares in the Company of the same class as the Shares a Grantee may, at any time during the period set out in rule 26.2, by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares (“New Shares”) in:
26.1.3	the Acquiring Company;

26.1.4	a company which has Control of the Acquiring Company; or

26.1.5	a company which either is, or has Control of, a company which is a member of a Consortium which owns either the Acquiring Company or a company having Control of the Acquiring Company.

26.2	Period allowed for exchange of Options
The period referred to in rule 26.1 is the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

26.3	Meaning of “equivalent”
The New Option shall not be regarded for the purpose of this rule 26 as equivalent to the Option unless:
26.3.1	the New Shares satisfy the conditions in paragraphs 16 to 20 of Schedule 4 to ITEPA 2003; and

26.3.2	save for any performance target or other condition imposed on the exercise of the Option, the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Sub-Plan as it had effect immediately before the release of the Option; and

26.3.3	the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is equal to the total market value, immediately after the grant of the New Option, of the New Shares (market value being determined for this purpose in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992); and

26.3.4	the total amount payable by the Grantee for the acquisition of the New Shares under the New Option is equal to the total amount that would have been payable by the Grantee for the acquisition of the Shares under the Option.

26.4	Date of grant of New Option
The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

26.5	Application of Sub-Plan to New Option
In the application of the Sub-Plan to the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively, save that in the definition of “Administrator” the reference to “Company” shall be read as if it were a reference to T. Rowe Price Group, Inc.

27.	Rights attaching to Shares issued on exercise of Options
All Shares issued on the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Shares in issue at the date of such exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of such exercise.

28.	Adjustment of Options
Notwithstanding Sections 3(b)(ii)(E) and 7(c) of the Plan, no adjustment of an Option made pursuant to rule 8 of the Terms shall take effect until it has been approved by HM Revenue and Customs.

29	Tax and social security withholding
29.1	Where, in relation to the exercise of an Option granted under the Sub-Plan the Company or, if different, the Grantee’s employing company, is liable, or is in accordance with current practice believed to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Grantee, the Option may not be exercised unless the Grantee has beforehand paid to the Company or such employing company an amount sufficient to discharge the liability. Alternatively, the Grantee may, by agreement with the Company, enter into some other arrangement to ensure that such amount is available to it (for example, by authorising the sale of some or all of the Shares subject to his Option and the payment to the Company or such employing company of the requisite amount out of the proceeds of sale). .Where this is the case the Option shall not be treated as exercised until the Company determines that such arrangements are satisfactory to it.

29.2	The Company may, at its discretion, impose requirements for the payment by the Grantee of all or any part of the employer’s National Insurance Contributions liability that may arise as a result of the exercise of his Option (“Employer’s NIC”). Such requirements may include in particular, but not by way of limitation, a determination that the Option may not be exercised unless the Grantee has beforehand paid to the Company (or, if different, the Grantee’s employing company) an amount sufficient to discharge all or any part of the Employer’s NIC, as appropriate. Alternatively, the Grantee may, by agreement with the Company enter into some other arrangement to ensure that such amount is available to them or it (for example, by authorising the sale of some or all of the Shares subject to his Option and the payment to the Company of the requisite amount out of the proceeds of sale). Where this is the case the Option shall not be treated as exercised until the Company determines that such arrangements are satisfactory to it.

29.3	The Company may require a Grantee to execute a copy of the Grant Agreement or some other document in order to bind himself contractually to any such arrangement as is referred to in rule 29.1 and/or 29.2 and return the executed document to the Company by a specified date. Failure to return the executed document by the specified date being no more than 30 days after the Date of Grant shall cause the Option to lapse.

30.	Exercise of discretion by Administrator
In exercising any discretion which it may have under the Sub-Plan, the Administrator shall act fairly and reasonably.
31.	Disapplication of certain provisions of Plan

31.1	The provisions of the Plan dealing with:
•	stock appreciation rights;

•	stock awards;

•	incentive stock options (unless an Option is also designated to be an incentive stock option at the Date of Grant under Clause 15 of the Statement of Additional Terms and Conditions relating to Option grants under the Sub-Plan);

•	the authority of the Administrator to accelerate or otherwise change the time in which an Option may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Option, as outlined in section 3(b)(ii)(D) of the Plan;

•	awards in substitution for stock options granted by other entities, as outlined in Section 7(d) of the Plan; and

•	reference in Section 7(c)(i) of the Plan to “... or the payment of a stock dividend”;

•	the provisions of 7(c)(ii) of the Plan;

•	the provisions of 3(b)(ii)(E) of the Plan; and

•	the provisions of 3(b)(ii)(F) of the Plan
           shall not form part of, and no such rights may be granted under, the Sub-Plan
31.2	In rule 6 (a) of the Plan (“Awards in General”) the words “The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.” shall be disapplied and of no effect.

Notes

[1]	The Company is the “scheme organiser” as defined in paragraph 2 of Schedule 4 to ITEPA 2003 because it has established the Sub-Plan. In most cases, it will also be the Company which grants options under the Sub-Plan, although this is not a requirement of UK tax legislation.

[2]	A company is treated as another’s “associated company” at a given time if, at that time or at any other time within one year previously, one of the two has control of the other, or both are under the control of the same person or persons. A person is taken to have control of a company if he exercises, or is able to exercise or is entitled to acquire, direct or indirect control over the company’s affairs and, in particular, if he possesses or is entitled to acquire the greater part of the company’s issued share capital or the voting power in the company. UK tax legislation contains two definitions of control: the definition of control here is different from that in paragraph 4 below.

[3]	A close company is a company which is under the control (as defined in paragraph 1 above) of five or fewer participators (eg shareholders) or of any number of participators who are directors. There are attributed to a participator all the rights and powers (eg shares, voting power) of, inter alia, a company which he controls or of an “associate” (eg relative) of his. Ordinarily, a company is excluded from being a close company if it is non UK resident or 35% of the voting power in the company is held by the public and its shares have been listed, and the subject of dealings, on a recognised stock exchange within the preceding 12 months. However, for the purpose of the material interest test (see paragraph 5 below), this exclusion does not apply with the result that the normal definition of a “close company” is extended.

[4]	A company is a member of a consortium owning another company if it is one of a number of companies which between them beneficially own not less than three-quarters of the other company’s ordinary share capital and each of which beneficially owns not less than one-twentieth of that capital.

[5]	In relation to a body corporate (company A), “Control” means the power of a person (P) to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)	as a result of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of company A are conducted in accordance with P’s wishes.

[6]	In accordance with paragraph 29026 of the HM Revenue and Customs Employee Share Schemes Manual, unless the relevant overseas recognised stock exchange is the NYSE, NASDAQ or the American Stock Exchange then clearance is required from HM Revenue and Customs Shares Valuation before the quoted price on the relevant stock exchange may be used to determine the market value of the listed share.

[7]	A person has a material interest in a company if he, either on his own or with one or more associates, or if any associate of his with or without such other associates:
(a)	is the beneficial owner of, or able, directly or through the medium of other companies, or by any other indirect means to control, more than 10 per cent of the ordinary share capital of the company; or

(b)	where the company is a close company, possesses, or is entitled to acquire, such rights as would, in the event of the winding-up of the company or in any other circumstances, give an entitlement to receive more than 10 per cent of the assets which would then be available for distribution among the participators.

[8]	The shares used in the scheme must be:

(a)	ordinary shares;

(b)	fully paid up;

(c)	not redeemable; and

(d)	save for certain limited exceptions, not subject to any restrictions which do not apply to all shares of the same class.
The shares used in the scheme must be:
(a)	of a class listed on a recognised stock exchange; or

(b)	shares in a company which is not under the control of another company; or

(c)	shares in a company which is under the control of another company (other than a company which is, or would if resident in the UK be, a close company) whose shares are listed on a recognised stock exchange.
The shares used in the scheme form part of the ordinary share capital of:
(a)	the grantor (ie the company which has established the scheme); or

(b)	a company which has control of the grantor; or

(c)	a company which either is, or has control of, a company which is a member of a consortium owning either the grantor or a company having control of the grantor.
Where the company whose shares are to be used in a scheme has more than one class of ordinary share, the majority of the issued shares of the same class as those which are to be used must be either employee control shares (see below) or:
(a)	must not be held by persons (including trustees holding shares on behalf of such persons) who acquired their shares in pursuance of a right conferred on them or opportunity offered to them as directors or employees of any company, and not in pursuance of an offer to the public; and

(b)	if the shares are not listed on a recognised stock exchange and the company is under the control of another company whose shares are so listed, must not be held by companies which have control of the company whose shares are in question or of which that company is an associated company.
Shares are employee control shares if:
(a)	the persons holding them are, by virtue of their holding of shares of that class, together able to control the company; and

(b)	those persons are, or have been, employees or directors of the company or of another company which is under the control of the company.

[9]	UK tax legislation imposes a limit (currently £30,000) on the “value” of the outstanding options which may be held by an individual participant in an HM Revenue and Customs approved executive share option scheme.
{ end of document}

T. Rowe Price Group, Inc. 2004 Stock Incentive Plan
HM REVENUE AND CUSTOMS APPROVED SUB-PLAN FOR THE UK
STATEMENT OF ADDITIONAL TERMS AND CONDITIONS
REGARDING OPTION GRANTS
Effective on and after February 24, 2009

This Statement of Additional Terms and Conditions Regarding the Option Grants (the “Terms”) and all of the provisions of the HM Revenue and Customs Approved Sub-Plan for the UK (the “Sub-Plan”) under the T. Rowe Price Group, Inc. 2004 Stock Incentive Plan (the “Plan”) are incorporated into the grant of your Option, the specifics of which are described on the “Notice of Grant of Stock Options and Option Agreement” (the “Notice”) that you received. Once the Notice has been executed by you and by an authorized officer or agent of T. Rowe Price Group, Inc., the Sub-Plan and the Notice, together, constitute a binding and enforceable contract respecting the grant of an Option. That contract is referred to in this document as the “Agreement.”
1.	Terminology. Capitalized words used in these Terms are defined in the relevant text or in the Glossary at the end of these Terms.

2.	Option Exercise Rights.
(a)	So long as your Service is continuous from the date of grant through the applicable date upon which vesting is scheduled to occur, the Option will become exercisable in installments, for the number of shares so specified, on the vesting dates set forth in the correlating Notice.

(b)	To the extent not exercised, installments will accumulate and be exercisable by you, in whole or in part, at any time before the Option expires or is otherwise terminated.

(c)	No less than 100 shares of T. Rowe Price Group common stock may be purchased upon any one exercise of the Option unless the number of shares purchased at such time is the total number of shares in respect of which the Option is then exercisable.

(d)	In no event will the Option be exercisable for a fractional share.
3.	Method of Exercising Option and Payment of Exercise Price.
(a)	Method of Exercise. To exercise the Option, you must deliver to the Company, from time to time, on any business day after the Option has become exercisable and before it expires or otherwise terminates, an Exercise Notice specifying the number of shares you then desire to purchase and pay the aggregate exercise price for the shares specified in the Exercise Notice. The exercise price may be paid:
(i)	by cash, check, wire transfer, bank draft or postal or express money order to the order of the Company for an amount in United States dollars equal to the aggregate exercise price for the number of shares specified in the Exercise Notice, such payment to be delivered with the Exercise Notice;

(ii)	by broker-assisted cashless exercise, under which the broker delivers loan proceeds to pay the exercise price, in accordance with procedures satisfactory to the Committee; or

(iii)	by a combination of these methods.
(b)	Issuance of Shares. Within three business days after the Exercise Date and subject to the receipt of the aggregate exercise price and withholding taxes, to the extent required by the Company, the Company will issue to you the number of shares of T. Rowe Price Group common stock with respect to which the Option shall be so exercised. Unless and until you request the Company to deliver a share certificate, or deliver shares electronically or in certificate form to a designated broker, bank or nominee on your behalf, the Company will retain the shares purchased through exercise of the Option in uncertificated book entry form.
4.	Termination.
(a)	If your Service with the Company ceases for any reason other than death, the portion of the Option, if any, that is then unexercisable will terminate immediately upon such cessation.

(b)	The Option, to the extent not earlier exercised or terminated, will terminate and be of no force or effect upon the first occurrence of any one of the following events:
(i)	The expiration date set forth in the Notice;

(ii)	The expiration of 30 days after termination of your Service with the Company, except in the case of your death or retirement. During such 30-day period, you will have the right to exercise the Option only to the extent exercisable on the date of termination of your Service;

(iii)	The expiration of 13 months after the date of your retirement. During such 13-month period, you will have the right to exercise the Option to the extent the right to exercise it has accrued prior to your retirement but has not been exercised prior to such retirement; or

(iv)	The expiration of 12 months after the date of your death if said death occurs (i) while you are in the Service of the Company or (ii) within the period of time after termination of Service due to retirement or otherwise during which you were entitled to exercise the Option. During such 12-month period your personal representative will have the right to exercise the Option in full if you died while in the Service of the Company; otherwise your personal representative will have the right to exercise the Option during such 12-month period to the extent that the right to exercise had accrued prior to your termination of Service but had not been exercised prior to his death.
(c)	Retirement at your normal retirement date or at an optional retirement date in accordance with the provisions of a retirement plan of the Company under which you are then covered shall constitute a retirement for the purposes of this Agreement. Employment by the Company shall be deemed to include employment of you by, and to continue during any period in which you are in the employ of any Participating Company. If the entity with which you are employed ceases to be an entity in which the Company maintains a proprietary interest by reason of stock ownership or otherwise, you will be considered to have had a termination of employment for purposes of this Agreement upon such cessation. Any determination made by the Committee with respect to any matter referred to in this rule 5 shall be final and conclusive on all persons affected thereby.
5.	Non-Guarantee of Employment. Nothing in this Agreement shall alter your at-will or other employment status with the Company, nor be construed as a contract of employment between the Company and you, or as a contractual right of you to continue in the employ of the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any portion of the Option or any other adverse effect on your interests under the Plan or the Sub-Plan.

6.	Assignability. The Option is not transferable by you and is exercisable during your lifetime only by you. No assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise except on death shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any attempt to assign or transfer this Option the same shall terminate and be of no force or effect.

7.	The Company’s Rights. The existence of an Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the T. Rowe Price Group common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

8.	Recapitalization. Subject to rule 28 of the Sub-Plan, providing approval has been obtained from HM Revenue and Customs in advance, the shares with respect to which an Option is granted are shares of the T. Rowe Price Group common stock as constituted on the date of this Agreement, but if, and whenever, prior to the delivery by the Company of all of the shares of T. Rowe Price Group common stock with respect to which the Option is granted, the Company shall effect a subdivision or consolidation of shares, or other capital readjustment, or other increase or decrease in the number of shares of T. Rowe Price Group common stock outstanding, without receiving compensation therefore in money, services or property, then (a) in the event of any increase in the number of such shares outstanding, the number of shares of T. Rowe Price Group common stock then remaining subject to the Option will be proportionately increased (except that any fraction of a share resulting from any such adjustment will be excluded from the operation of this Agreement), and the cash consideration payable per share will be proportionately reduced, and (b) in the event of a reduction in the number of such shares outstanding, the number of shares of T. Rowe Price Group common stock then remaining subject to the Option will be proportionately reduced (except that any fractional share resulting from any such adjustment will be excluded from the operation of this Agreement), and the cash consideration payable per share will be proportionately increased.
9.	Preemption of Applicable Laws or Regulations. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issue of shares to you any law, regulation or requirements of any governmental authority having jurisdiction in the premises shall require either the Company or you to take any action in connection with the shares then to be issued, the issue of such shares will be deferred until such action shall have been taken.

10.	No Rights as a Stockholder. You shall not have any of the rights of a stockholder with respect to the shares of T. Rowe Price Group common stock subject to the Option until such shares have been issued to you upon the due exercise of the Option. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued to you.

11.	Amendments. Notwithstanding Section 7(c) of the Plan, no amendments to a Key Feature of the Sub-Plan, whether taking the form of an amendment of the Plan or this schedule, shall take effect until they have been approved by HM Revenue and Customs. Subject to this, the Committee shall have the right, in its absolute and uncontrolled discretion, to alter or amend this Agreement, from time to time in any manner for the purpose of promoting the objectives of the Sub-Plan but only if all agreements granting options to purchase shares of T. Rowe Price Group common stock pursuant to the Sub-Plan which is in effect and not wholly exercised at the time of such alteration or amendment shall also be similarly altered or amended with substantially the same effect, and any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Company shall give written notice to you of any such alteration or amendment of this Agreement by the Committee as promptly as practical after the adoption thereof. The foregoing shall not restrict the ability of you and the Company by mutual consent to alter or amend this Agreement in any manner which is consistent with the Sub-Plan and approved by the Committee and the Board of HM Revenue and Customs.

12.	Notice. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Payroll and Stock Transaction Group in the CFO-Finance Department at the Company’s principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

13.	Electronic Delivery of Documents. The Company may electronically deliver, via e-mail or posting on the Company’s website, these Terms, information with respect to the Plan, the Sub-Plan, or the Option, any amendments to the Agreement, and any reports of the Company provided generally to the Company’s stockholders. You may receive from the Company, at no cost to you, a paper copy of any electronically delivered documents by contacting the Payroll and Stock Transaction Group in the CFO-Finance Department at BA-0372 in the Baltimore office or by telephone, at extension 7716.

14.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Option granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of the Notice correlating to these Terms with respect to the Option granted hereunder shall be void and ineffective for all purposes.

15.	Non-Qualified Nature of the Option. The Option granted under this Agreement shall not be treated as an “incentive stock option” within the meaning of United States Internal Revenue Code section 422 unless so designated at the Date of Grant.

16.	Veto on Transfers of Shares. Any power to refuse to register transfers of shares of T. Rowe Price Group common stock vested in the Board of Directors under the Company’s By-Laws will not be exercised in such a way as to discriminate against persons participating in the Sub-Plan.

17.	Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you hereby agrees and submits to the personal jurisdiction and venue thereof.

18.	Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any such determination or any other determination by the Committee under or pursuant to this Agreement and any interpretation by the Committee of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby.

19.	No Future Entitlement. By execution of the Notice, you acknowledge and agree that: (i) the grant of an Option is a one-time benefit which does not create any contractual or other right to receive future grants of Options, or compensation in lieu of Options, even if Options have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when Options shall be granted or shall become exercisable, the maximum number of shares subject to each Option, and the exercise price, will be at the sole discretion of the Committee; (iii) the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the Option ceases upon termination of Service with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided this Agreement; (vi) if the underlying stock does not increase in value, the Option will have no value, nor does the Company guarantee any future value; and (vii) no claim or entitlement to compensation or damages arises if the Option does not increase in value and you irrevocably release the Company from any such claim that does arise.

20.	Personal Data. For the exclusive purpose of implementing, administering and managing the Option, you, by execution of the Notice, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the Option and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the Option. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Payroll and Stock Transaction Group in the CFO-Finance Department at BA-0372 in the Baltimore office. You understand, however, that refusing or withdrawing your consent may affect your ability to accept an Option.

21.	Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
{Glossary begins on next page}

GLOSSARY
(a)	“Agreement” means the contract consisting of the Notice, the Terms, the Sub-Plan and the Plan;

(b)	“Committee” means the Executive Compensation Committee of the Board of Directors of T. Rowe Price Group, Inc. or such committee or committees appointed by the Board to administer the Plan;

(c)	“Exercise Date” means the business day upon which you deliver to the Company the Exercise Notice and payment of the aggregate exercise price for the shares specified therein in accordance with the requirements of paragraph 3(a); provided that all of the conditions of the Agreement are satisfied;

(d)	Exercise Notice” means the written notice, in such form as may be required from time to time by the Committee, specifying the number of shares you desire to purchase under the Option;

(e)	“Key Feature” means a provision of the Plan which is necessary in order to meet the requirements of Schedule 4;

(f)	“Notice” means the Notice of Grant of Stock Options and Option Agreement which correlates with these Terms and sets forth the specifics of the applicable Option grant;

(g)	“Participating Company” means a company participating in the Sub-Plan as defined in rule 8 of the Sub-Plan;

(h)	“Plan” means the T. Rowe Price Group, Inc. 2004 Stock Incentive Plan;

(i)	“Schedule 4” means Schedule 4 to ITEPA 2003;

(j)	“Service” means your employment with the Company or a Participating Company. Your Service will be considered to have ceased with the Company and any Participating Company if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed is not T. Rowe Price Group, Inc. or a company under the control of T. Rowe Price Group, Inc. For this purpose, control is defined in rule 7 of the Sub-Plan; and

(k)	“Sub-Plan” means the HM Revenue and Customs Approved Sub-Plan for the UK created under the Plan.
{end of document}